Exhibit A
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                             STOCK OPTION AGREEMENT



     Agreement made on December 4, 2003, between Mario J. Gabelli (the "Seller") and M4E, L.L.C., a New York limited liability company (the "Buyer").

     For $.50 per share, the Seller hereby grants to Buyer a forty-five day option (the "Option") to buy 480,000 shares of Common Stock of Lynch Interactive Corporation that Seller owns. Buyer may assign the Option with the consent of Seller.

     The Strike Price will be $15.64 per share.

     Should Buyer exercise the Option then Seller will credit 80% of the option price, that is $.40 a share, as a reduction of the Strike Price (i.e., the Strike Price will become $15.24 per share).

     Seller will keep the vote on the shares for three years or until Seller's death, if earlier.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first mentioned above.



/s/ Mario J. Gabelli
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Mario J. Gabelli



M4E, L.L.C.


/s/Marc J. Gabelli
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Marc J. Gabelli
Member